VALUE LINE STRATEGICE ASSET
                                MANAGEMENT TRUST
               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16

Year(s) Ended 12/31/96:             1 Year       5 Years   9.25 Years*
                                    -----        -----     -----------
Initial Investment:                 1,000        1,000        1,000
Balance at End of Period:           1,159        1,823        3,425
Change:                               159          823        2,425

Percentage Change:                  15.87%       82.30%      242.50%

Average Annual Total Return:        15.87%       12.76%       14.23%

----------
* from 10/01/87 (commencement of operations)